UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2026

RYVYL INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400
San Diego, CA 92108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (855) 201-1613

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RVYL	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

RTB Digital, Inc., (“RTB”) the company with which Ryvyl, Inc. (“Ryvyl”) has entered into a proposed merger transaction, with Ryvyl being the surviving entity and RTB as a wholly owned subsidiary, entered a confidential Strategic Partnerships and Investment Terms Agreement ("Strategic Agreement"). Under the Strategic Agreement, RTB will gain a controlling interest of a strategically aligned company in its industry. Upon consummation of the proposed merger transaction, Ryvyl will assume the terms of the Strategic Agreement through RTB being its wholly owned subsidiary.

The Strategic Agreement requires a non-refundable deposit of $10 Million that was paid as part of signing of the agreement, which will be applied to the final purchase price. Certain terms of the Strategic Agreement are still in negotiation and are confidential, but are expected to be resolved within 30 days. In addition, there are substantive conditions to be performed and finalized, for the Strategic Agreement to be consummated, including funding and payment of the additional purchase price and RTB assuming a portion of outstanding debt held by the seller group.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYVYL Inc.

By:	/s/ George Oliva
	Name:	George Oliva
	Title:	Interim Chief Executive Officer and Chief Financial Officer

Dated: March 30, 2026

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